Exhibit 8.1

HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NY 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100

October 5, 2016

DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226-1279

DTE Energy Company

13,500,000 Equity Units

Ladies and Gentlemen:
We have acted as counsel to DTE Energy Company, a Michigan corporation (the “Company”), in connection with the issuance and sale by the Company of 13,500,000 Equity Units (initially consisting of corporate units) (the “Corporate Units”), with each Corporate Unit consisting of a contract to purchase shares of Company common stock, without par value, and, initially, a 5% undivided beneficial ownership interest in 2016 Series C 1.50% Remarketable Seniors Note due 2024 (the “Notes”) issued in the principal amount of $1,000 by the Company under the Indenture, dated as of April 9, 2001, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, as heretofore supplemented and as supplemented by a Supplemental Indenture, dated as of October 5, 2016 (as supplemented, the “Indenture”). You have requested our opinion as to certain U.S. federal income tax matters. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Indenture.
In rendering the opinions expressed below, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering this opinion letter, including but not limited to the examination of the following: (i) prospectus dated September 28, 2016 forming a part of Registration Statement No. 333-210556, as supplemented by a prospectus supplement dated September 29, 2016 (the “Prospectus Supplement”), (ii) the Indenture and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
As to any facts material to the opinion expressed herein, we have relied upon certificates and statements and representations and warranties of the officers of the Company and the underwriters and other agents of the parties to the documents and upon certificates of public officials, without independent investigation. In rendering this opinion letter, except for the matters that are specifically addressed in the opinion expressed below, with your permission, we have assumed, and are relying on without independent investigation, (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, (iii) the genuineness of signatures, (iv) the legal capacity of

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES
McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON
www.hunton.com

DTE Energy Company
October 5, 2016

natural persons signing the documents, (v) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to the documents, (vi) the necessary entity authorization, execution, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of all documents by all parties thereto, and the necessary entity power and authority with respect thereto, (vii) the validity, binding effect, and enforceability of all documents, (viii) that each of the parties to the documents will comply (without waiver) with all of the terms of such documents, and (ix) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders the opinion expressed below inconsistent with such document as so modified or supplemented.
As to factual matters, we have relied upon the accuracy of the representations and warranties included in the Underwriting Agreement between the Company and Wells Fargo Securities, LLC, dated September 29, 2016, the Purchase Contract and Pledge Agreement, dated as of October 5, 2016 and the Indenture, upon certificates of officers of the Company, the underwriters and certificates of public officials, without independent investigation.
In rendering this opinion letter, except for matters that are specifically addressed in the opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (i) the accuracy of and compliance by the parties thereto with the representations, warranties, covenants, certifications and assumptions as to factual matters contained in any document or (ii) the conformity of the documents to the requirements of any agreement to which this opinion letter relates.
Based on the foregoing and subject to the qualifications, representations, warranties, covenants, certifications and assumptions stated herein, we are of the opinion that the information in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences”, to the extent that it constitutes a statement of U.S. federal law or legal conclusions with respect thereto, is an accurate and fair summary in all material respects.

The foregoing opinion is based only on the federal income tax laws of the United States, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change. The foregoing opinion is limited to the matters addressed herein, and no other opinion is rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality or governmental agency (other than the Internal Revenue Service) including without limitation (i) any statute, regulation, or provision of law of any state, county, municipality, or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction (other than the federal income tax laws of the United States). You should be aware that this opinion letter represents conclusions as to the application of existing law, regulations, administrative rules and practices, and legislative history to the transactions described above. There can be no assurance, however, that existing law will not change or that contrary positions will not be taken by the Internal Revenue Service. Any such change might be retroactive and might affect the opinion set forth above.
We express no opinion on any other laws and intimate no view on any other matter that may be relevant to your interests. We also caution you that our opinion depends upon the facts, representations, warranties, covenants, certifications, assumptions and documents to which this letter refers, which are subject to change, reinterpretation and misunderstanding. Our conclusion could differ if these items on which we have relied are, become or are found to be different.

DTE Energy Company
October 5, 2016

This opinion letter is rendered as of the date hereof and we undertake no obligation to update the opinion expressed herein after the date of this letter or advise you of changes in the event there is any change in legal authorities, facts, representations, warranties, covenants, certifications and assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of these items upon which we have relied in rendering this opinion letter, unless we are specifically engaged to do so. Except as described in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K. We also consent to the references to Hunton & Williams LLP under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
Very truly yours,

/s/ Hunton & Williams LLP

Hunton & Williams LLP